PRESS RELEASE


                    PULASKI FINANCIAL ANNOUNCES COMPLETION OF
                            STOCK REPURCHASE PROGRAM;
                BOARD AUTHORIZES REPURCHASE OF ADDITIONAL SHARES

ST. LOUIS, FEBRUARY 6, 2007 -- Pulaski Financial Corp. (NASDAQ GLOBAL SELECT:
PULB), the holding company for Pulaski Bank, announced today that the Company has completed its previously disclosed repurchase program in which it acquired 420,000 shares of its common stock.

Further, the Company said its Board of Directors has authorized a new stock repurchase program in which Pulaski Financial will repurchase up to an additional five percent of its outstanding common stock, or approximately 497,000 shares. The new authorization is the 10th share repurchase program authorized since 1998. The weighted average cost of the shares repurchased since the series of programs began is $4.72, well below the company's closing market price on February 5, 2007 of $16.20.

Shares repurchased through the new program will be held as treasury stock. Repurchases will be made in the open market or through privately negotiated transactions.

ABOUT PULASKI FINANCIAL

Pulaski Financial Corp., operating in its 85th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through ten full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2005, and Quarterly Report on Form 10-Q for the quarter ending December 31, 2006, on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

CONTACT:

     For Additional Information Contact:

     William A. Donius
     Chairman & CEO
     Pulaski Financial Corp.
     (314) 878-2210 Ext. 3610

     Michael Arneth
     The Investor Relations Company
     (312) 245-2700